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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Plexus Corp. on Form S-4 of our report dated October 26, 1999, except for certain information in Note 6, as to which the date is August 31, 2000, appearing on page F-2 of the current report on Form 8-K of Plexus Corp. dated September 19, 2000, relating to the consolidated financial statements of Plexus Corp. for the year ended September 30, 1999 and our report dated October 26, 1999, relating to the financial schedules appearing on page 32 in the Annual Report on Form 10-K of Plexus Corp. for the year ended September 30, 1999. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
October 26, 2000